Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS FOURTH QUARTER EARNINGS PER SHARE

OF $0.53 AND ANNUAL EARNINGS PER SHARE OF $1.55

•	Annual total revenues up slightly from 2012, and net income and earnings per share up 11% and 12% , respectively

•	Annual advisory revenues down 2% from prior year while worldwide volume of completed transactions declined 3% and the number of completed transactions declined 11% [1]

•	Compensation ratio of 53% for the fourth quarter and 54% for the full year

•	Pre-tax profit margin of 28% for the fourth quarter and 25% for the full year

•	Effective tax rate for the full year of 34%, lower than recent periods in part due to increased contribution from non-U.S. regions

•	Completed liquidation of substantially all investment holdings in fourth quarter with the sale of our remaining investment in Iridium Communications Inc. (NASDAQ:IRDM)

•	For the full year 2013, repurchased 1,080,375 shares of our common stock and common stock equivalents at an average price of $51.28 per share, resulting in a decline in share count for the year

•	Board authorized up to $75.0 million of share repurchases in 2014

•	Australian management team expanded to drive growth in domestic and cross-border advisory work

[1]	Source: Thomson Financial as of January 27, 2014. Number of transactions refers to those greater than $100,000.

NEW YORK, January 28, 2014 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $287.2 million and net income allocated to common stockholders of $46.7 million for the year ended December 31, 2013. Diluted earnings per share were $1.55 for the year ended December 31, 2013.

The Firm’s 2013 total revenues compare with total revenues of $285.1 million for 2012, which represents an increase of $2.1 million, or 1%. Advisory revenues for 2013 were $287.0 million, compared with $291.5 million for 2012, representing a decrease of $4.5 million, or 2%.

The Firm’s 2013 net income allocated to common stockholders compares with net income allocated to common stockholders of $42.1 million and diluted earnings per share of $1.38 for 2012, representing increases of $4.6 million, or 11%, and $0.17 per share, or 12%, respectively.

The Firm’s fourth quarter total revenues were $76.3 million, which compares to total revenues of $92.3 million for the fourth quarter of 2012, representing a decrease of $16.0 million, or 17%. Advisory revenues for the fourth quarter of 2013 were $75.4 million, which compares to $100.4 million for the fourth quarter of 2012, representing a decrease of $25.0 million, or 25%.

Despite lower fourth quarter revenues, the Firm’s net income allocated to common stockholders of $15.8 million and diluted earnings per share of $0.53 increased $0.7 million, or 4%, and $0.03 per share, or 6%, respectively, compared to net income allocated to common stockholders of $15.1 million and diluted earnings per share of $0.50 for the fourth quarter of 2012.

The Firm’s revenues, income before tax and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“The general level of global transaction activity remained relatively weak in 2013, with a small further decline in completed transaction volume and a larger decline in the number of completed transactions. Nonetheless, our business proved to be resilient, and our sources of revenue proved to be highly diverse, allowing us to again achieve all four of the primary objectives on which we have historically focused. Our market share increased again, as our advisory revenue for the year was down only 2%, while our large bank competitors appear to have again experienced larger declines in advisory revenue. In each of the past five years we have solidly outpaced that group, with our cumulative advisory revenue increase over that period being 33% compared to a significant decline in aggregate large bank advisory revenue in that period. And in the past three of those years we accomplished that despite keeping headcount flat. Our compensation ratio rose slightly this year, but was offset by a decline in our non-compensation costs, resulting in a repeat of last year’s 25% pretax margin, which again looks set to be the best among our closest peers by a large margin. And our tax rate declined to a level consistent with the regionally diverse sources of revenue that were typical of our business prior to the financial crisis, which caused the US contribution to grow disproportionately for a time. Finally, we not only continued our strong dividend but repurchased sufficient shares to bring our share count slightly lower versus a year ago, all while maintaining a balance sheet with no net debt,” Robert F. Greenhill, Chairman, said.

“While we continue to expect M&A activity over time to rebound toward its historic levels, our primary focus is on the things we can control. First, we continue to focus on building a truly global business, and in that regard we are particularly pleased by the nearly 50% revenue rebound in our historically strong European advisory business in 2013. And despite that significant rebound, the revenue productivity there remains far below its pre-crisis levels, suggesting significant further upside over time. We also saw small gains in Canadian and Japanese client revenue. While Australian revenue declined, we were pleased to advise on several US to Australia cross-border transactions in recent months, and we aim to build on that cross-border advisory capability. And our Brazilian presence is in its very early days, but we are already encouraged by our progress there. Second, while remaining uniquely focused on client advisory work, we continue to focus on increasing the breadth of our advisory activities. On the corporate advisory side, we continue to develop our advisory capabilities by industry sector, and believe we are still in the early stages of that process. In addition, we are pleased by our progress in the capital advisory (fund placement) business, which grew this year and we believe has significant further potential still to be developed. Third, we continue to focus on managing our business in a disciplined manner. In the past few years we have entered new regions and upgraded our team while maintaining a flat headcount and flat non-compensation costs, resulting in repeatedly strong pre-tax profit margins. In addition, we have continued to return substantial cash to shareholders via both dividends and share repurchases,” Scott L. Bok, Chief Executive Officer, commented.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2013 and 2012, respectively:

	For the Three Months Ended
	December 31, 2013		December 31, 2012
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$75.4	99%	$100.4	109%
Investment revenues	0.9	1%	(8.1)	(9)%

Total revenues	$76.3	100%	$92.3	100%

	For the Year Ended
	December 31, 2013		December 31, 2012
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$287.0	100%	$291.5	102%
Investment revenues	0.2	—%	(6.4)	(2)%

Total revenues	$287.2	100%	$285.1	100%

Summarized below is historical advisory revenues by client location and industry for each of the prior five year periods ended December 31, 2013.

Historical Financial Advisory Revenues by Client Location

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
North America	52%	60%	48%	57%	65%
Europe	33%	22%	22%	20%	34%
Australia	12%	14%	22%	15%	—%
Asia, Latin America & Other	3%	4%	8%	8%	1%

Historical Financial Advisory Revenues by Industry

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
Communications & Media	9%	7%	7%	7%	1%
Consumer Goods & Retail	14%	8%	13%	6%	8%
Energy & Utilities	7%	11%	8%	14%	8%
Financial Services	13%	7%	22%	17%	19%
Healthcare	16%	9%	12%	7%	16%
Real Estate, Lodging & Leisure	4%	5%	6%	6%	2%
Technology	6%	13%	2%	4%	10%
General Industrial & Other	20%	31%	21%	38%	34%
Capital Advisory (Fund Placement)	11%	9%	9%	1%	2%

Advisory Revenues

Full Year

For year ended December 31, 2013, advisory revenues were $287.0 million compared to $291.5 million in 2012, a decrease of 2%. At the same time, worldwide completed M&A volume for 2013 decreased 3% from the prior year and the number of completed transactions decreased by 11% , while worldwide announced M&A volume decreased 4% and the number of announced transactions decreased 8%.2

The slight decrease in our 2013 advisory revenues, as compared to 2012, resulted from a decrease in announcement and opinion fees and retainer fees, largely offset by an increase in fees from completed assignments, which were generally larger in scale than the prior year, and greater fund placement fees.

In 2013, we advised on transactions for the first time for such leading companies around the world as Actavis, Inc., Ameren Corporation, Danone SA, Dentsu Inc., Hitachi, Ltd., Japan Tobacco Inc. and SUPERVALU Inc. We also advised on new transactions for historic clients in all major markets, such as AT&T Inc., Elders Limited, GlaxoSmithKline LLC, Inchcape plc, Inergy, L.P., Kinder Morgan Energy Partners, LINN Energy, LLC, Lion Pty Ltd., Meadwestvaco Corporation, Suncorp Group Limited and Tesco Plc.

By region, declines in North American and Australian revenues were offset by an increase in European revenues, where we advised on a number of large transactions. The European contribution was approximately 50% better than in any of the three prior years, despite market statistics showing a further decline in transaction activity in that region. The decline in Australian client revenue was generally consistent with the decline in transaction activity in that region.

[2]	Source: Thomson Financial as of January 27, 2014. Number of transactions refers to those greater than $100,000.

By industry sector, improved performance in the consumer and retail, healthcare and financial services sectors generally offset a decline in activity in the technology, industrial and energy sectors.

The number of clients we served during the year declined as we earned advisory revenues from 143 different clients in 2013 compared to 160 in 2012. Of this group of clients, 35% were new to the Firm in 2013. We earned $1 million or more from 58 clients in 2013, down 12% compared to 66 in 2012. The ten largest fee-paying clients contributed 43% and 36% to our total revenues in 2013 and 2012, respectively, and three of our ten largest fee-paying clients in 2013 had been among our ten largest fee-paying clients in prior years. We had one client in 2013 who represented greater than 10% of our revenues. There were no clients in 2012 who represented 10% or more of our revenues.

Fourth Quarter

Advisory revenues were $75.4 million in the fourth quarter of 2013 compared to $100.4 million in the fourth quarter of 2012, a decrease of 25%. The decrease in advisory revenues in the fourth quarter of 2013 resulted primarily from fewer transaction completions as compared to a high level of transaction activity in the fourth quarter of 2012.

Completed assignments in the fourth quarter of 2013 included:

•	the acquisition by Actavis, Inc. of Warner Chilcott plc;

•	the debt restructuring and recapitalization of The Co-operative Bank plc;

•	the sale of CTS Corporation’s electronic manufacturing services unit to Benchmark Electronics Inc.;

•	the sale of GlaxoSmithKline’s nutritional drinks brands Lucozade and Ribena to Suntory Beverage & Food Ltd.;

•	the acquisition by Japan Tobacco Inc. of a minority stake in Megapolis Distribution BV;

•	the representation of New Enterprise Stone & Lime Co., Inc. on the refinancing of its debt facilities;

•	the sale of a majority stake of Open Colleges Australia Pty Ltd to Apollo Education Group, Inc.;

•	the acquisition of Sinclair Knight Merz by Jacobs Engineering Group Inc.;

•	the acquisition by Tesco PLC of a minority stake in Lazada Group GmbH; and

•	the sale by Tesco PLC of a substantive part of its Fresh and Easy operating business to YFE Holdings, Inc., an affiliate of The Yucaipa Companies, LLC

During the fourth quarter of 2013, our Capital Advisory Group served as global placement agent on behalf of private equity and real estate funds for 6 interim closings and 4 final closing of the sale of limited partnership interests in such funds.

Investment Revenues

In December 2013, we completed the liquidation of our remaining investment in Iridium Communications Inc. (“Iridium”). Since we initiated our plan to sell our investment in Iridium in October 2011, we have realized proceeds of $70.5 million, and in aggregate over the time of our investment, we recognized a gain of $39.6 million.

Since we exited the merchant banking business in 2010, we have liquidated substantially all of our investments in previously sponsored merchant banking funds. In aggregate during the past three years, we have realized net proceeds of $63.1 million from the sale of substantially all of our interests in GCP I, GCP II, GCP III, Greenhill Capital Partners Europe and GSAVP.

At December 31, 2013, our investments consisted of remaining investments in previously sponsored and other merchant banking funds with an estimated fair market value of $11.7 million. As a result of the sale of our investments in merchant banking funds, the Firm does not have any remaining commitments to make principal investments, and it does not intend to make any going forward.

The following table sets forth additional information relating to our investment revenues for the three month periods and years ended December 31, 2013 and 2012:

	Three months ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
	(in millions, unaudited)
Net realized and unrealized gain (loss) in Iridium	$(0.5)	$(3.8)	$0.8	$(5.0)
Net realized and unrealized gain (loss) on investments in merchant banking funds	1.1	(4.8)	(1.9)	(3.4)
Deferred gain on sale of certain merchant banking assets	0.0	0.1	0.2	0.3
Interest income	0.3	0.4	1.1	1.7

Total investment revenues	$0.9	$(8.1)	$0.2	$(6.4)

Full Year

For the year ended December 31, 2013, the Firm recorded an investment gain of $0.2 million compared to investment loss of $6.4 million for the year ended December 31, 2012. The net gain of $6.6 million principally resulted from improved performance in the quoted value of Iridium during 2013 compared to 2012.

During 2013, we completed the sale of our investment in Iridium, selling 5,084,016 shares at an average price of $6.73 per share for proceeds of $34.2 million. We recognized a gain of $0.8 million on our 2013 sales as compared to a loss of $5.0 million in 2012.

Fourth Quarter

For the fourth quarter of 2013, the Firm recorded an investment gain of $0.9 million compared to an investment loss of $8.1 million in the fourth quarter of 2012. The increase in investment revenues principally resulted from the recognition of a gain in the fair value of our investment in merchant banking funds in the fourth quarter of 2013 as compared to a loss in the fourth quarter of 2012. Additionally, we recognized a loss of $0.5 million on our 2013 sales of our shares in Iridium as compared to a loss in Iridium of $3.8 million in 2012.

During the fourth quarter of 2013, we sold 1,595,629 shares of Iridium at an average price of $6.05 per share for proceeds of $9.6 million.

Management and Personnel Changes

In January 2014, as part of the annual evaluation and promotion process, the Firm named five new Managing Directors: James Babski (New York), Christopher Grubb (New York), Courtney McBean (San Francisco), Manjul Ramchandani (New York) and Peter Wilson (Sydney). Mr. Grubb has served as our Chief Financial Officer since 2012. Mr. Ramchandani is a member of our Real Estate Capital Advisory Group.

The Firm also announced today an expansion of its management team in Australia designed to continue the development of its business there, both domestically and in cross border transactions. Roger Feletto, currently Co-Head of Greenhill Australia, will be joined in that role by both Michelle Jablko and Kevin Costantino. Ms. Jablko will join the Firm shortly in Melbourne, following our announcement of her recruitment late last year from UBS, where she had been a Melbourne based banker for 13 years and prior to that was an attorney with Allens Linklaters. Mr. Costantino, who has been at Greenhill nearly 9 years, first in its New York office and then in Chicago, returns to Sydney, where he spent more than a year immediately following the Firm’s acquisition there. These additions give the Firm a strong leader in each of Melbourne and Sydney, in addition to a leader focused on working closely with each of them to develop cross-border opportunities. Jamie Garis, previously Co-Head of Greenhill Australia, is no longer in that role and will be leaving the Firm.

Expenses

Operating Expenses

Full Year

For the year ended December 31, 2013, total operating expenses were $215.9 million compared to $214.6 million of total operating expenses in 2012. The increase of $1.3 million, or 1%, related to an increase in our compensation and benefits expense, partially offset by a decrease in non-compensation costs as described in more detail below. Our pre-tax income margins for 2013 and 2012 remained constant at 25%.

Fourth Quarter

Our total operating expenses for the fourth quarter of 2013 were $55.2 million compared to $64.2 million of total operating expenses for the fourth quarter of 2012. This represented a decrease in total operating expenses of $9.0 million, or 14%, which principally resulted from a decrease in compensation and benefits expenses as described in more detail below. Our pre-tax margin was 28% for the fourth quarter of 2013 as compared to 31% for the fourth quarter of 2012.

The following table sets forth information relating to our operating expenses for the three and twelve months ended December 31, 2013 and 2012, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(in millions, unaudited)
Employee compensation and benefits expense	$40.5	$48.9	$155.7	$151.8
% of revenues	53%	53%	54%	53%
Non-compensation expense	14.7	15.3	60.3	62.8
% of revenues	19%	17%	21%	22%
Total operating expense	55.2	64.2	215.9	214.6
% of revenues	72%	69%	75%	75%
Total income before tax	21.2	28.2	71.2	70.5
Pre-tax profit margin	28%	31%	25%	25%

Compensation and Benefits Expenses

Full Year

For the year ended December 31, 2013, our employee compensation and benefits expenses were $155.7 million compared to $151.8 million for the same period in the prior year. This represented an increase of $3.9 million, or 3%, from 2012. The ratio of compensation and benefits expenses to revenues in 2013 was 54% as compared to 53% in 2012.

Fourth Quarter

Our employee compensation and benefits expenses in the fourth quarter of 2013 were $40.5 million, which reflected a 53% ratio of compensation to revenues. This amount compared to $48.9 million for the fourth quarter of 2012, which also reflected a 53% ratio of compensation to revenues. The decrease in compensation and benefits expenses of $8.4 million in the fourth quarter of 2013 as compared to the same period in the prior year resulted from the decrease in revenues in the fourth quarter of 2013 compared to the same period in 2012.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Full Year

For the year ended December 31, 2013, our non-compensation expenses were $60.3 million compared to $62.8 million in 2012, representing a decrease of $2.5 million, or 4%. The decrease in non-compensation expenses principally resulted from the benefit of lower amortization of the Australian intangible assets, which were fully amortized in the first quarter of 2013, and lower other general operating costs offset by an increase in travel expenses associated with new business activities.

Non-compensation expenses as a percentage of revenues for 2013 were 21% compared to 22% for 2012. The slight decrease in non-compensation expenses as a percentage of revenues resulted from the spreading of lower costs in 2013 over comparable revenues for 2013 as compared to 2012.

Fourth Quarter

Our non-compensation expenses were $14.7 million in the fourth quarter of 2013 compared to $15.3 million in the same period in 2012, representing a decrease of $0.6 million, or 4%. Consistent with the full year results, the decrease in non-compensation expenses for the fourth quarter of 2013 was attributable to both the aforementioned benefit of the completion of the amortization period of the Australian intangible assets and lower other general operating costs, partially offset by increased occupancy and other general operating costs.

Non-compensation expenses as a percentage of revenues for the three months ended December 31, 2013 and 2012 were 19% and 17%, respectively. Non-compensation expenses as a percentage of revenues increased in the fourth quarter of 2013 as the benefit of lower costs in the fourth quarter of 2013 were spread over lower revenues in the fourth quarter of 2013 as compared to the same period in 2012.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

Full Year

For the year ended December 31, 2013, the provision for taxes was $24.5 million, which reflected an effective tax rate of 34%. This compared to a provision for taxes for the year ended December 31, 2012 of $28.4 million, which reflected an effective tax rate of 40%.

The decrease in the provision for income taxes in the year ended December 31, 2013, as compared to 2012, resulted from a significant reduction in the effective tax rate in 2013 applied to slightly higher pre-tax income in 2013. The decrease in the effective tax rate of 6 percentage points principally resulted from an increase in non-U.S. earnings, which are taxed at substantially lower rates than U.S. earnings. In addition, in 2013 we benefited from a decrease in the amount of non-deductible capital losses related to our European investments, which had increased our annual effective tax rate in 2012.

Fourth Quarter

During the fourth quarter of 2013, the provision for income taxes was $5.4 million, which reflected an effective rate of 25%. This compared to a provision for income tax in the fourth quarter of 2012 of $13.0 million, which reflected an effective tax rate of 46%.

The decrease in the provision for income taxes in the fourth quarter of 2013 as compared to the same period in 2012 resulted from lower pre-tax income and the benefit of a substantially lower effective tax rate. The decrease in the effective tax rate in the fourth quarter of 2013 as compared to the same period in 2012 resulted from both the generation of greater foreign source earnings in the fourth quarter of 2013 and the absence of non-deductible capital losses on the sale of our European investments.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2013, we had cash of $42.7 million, investments of $11.7 million and short-term debt of $30.8 million.

During the fourth quarter, the Firm repurchased 12,202 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $50.04 per share, for a total cost of $0.6 million.

For the full year 2013, the Firm repurchased 853,870 shares of its common stock in open market purchases and 226,505 restricted stock units from employees at the time of vesting to settle tax liabilities, for an aggregate of 1,080,375 shares of our common stock and common stock equivalents repurchased at an average price of $51.28 per share, for a total purchase cost of $55.4 million.

The Board of Directors of Greenhill & Co. Inc. has authorized the repurchase of up to $75 million of common stock during 2014.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on March 19, 2014 to common stockholders of record on March 5, 2014.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Tuesday, January 28, 2014, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s fourth quarter and full year 2013 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317- 6003 (toll-free domestic) or (412) 317- 6061 (international); passcode: 1533741. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10039225. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, São Paulo, Stockholm, Sydney, Tokyo, Toronto, Chicago, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2012. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
Revenues
Advisory revenues	$75,412	$100,385	$286,908	$291,545
Investment revenues	916	(8,060)	244	(6,466)

Total revenues	76,328	92,325	287,152	285,079
Expenses
Employee compensation and benefits	40,464	48,863	155,666	151,795
Occupancy and equipment rental	4,772	4,407	18,094	17,777
Depreciation and amortization	849	1,777	4,461	7,240
Information services	2,279	1,848	8,299	8,040
Professional fees	1,377	1,354	5,427	5,392
Travel related expenses	2,425	2,622	11,785	10,981
Interest expense	227	266	996	1,016
Other operating expenses	2,765	3,026	11,218	12,363

Total expenses	55,158	64,163	215,946	214,604
Income before taxes	21,170	28,162	71,206	70,475
Provision for taxes	5,390	13,035	24,524	28,383

Consolidated net income	15,780	15,127	46,682	42,092
Less: Net income (loss) allocated to noncontrolling interests	—	—	—	—

Net income allocated to common stockholders	$15,780	$15,127	$46,682	$42,092

Average shares outstanding:
Basic	29,971,743	30,124,409	30,134,430	30,553,460
Diluted	30,001,226	30,147,926	30,160,669	30,561,682
Earnings per share:
Basic	$0.53	$0.50	$1.55	$1.38
Diluted	$0.53	$0.50	$1.55	$1.38
Dividends declared and paid per share	$0.45	$0.45	$1.80	$1.80